Exhibit 23.1

                   [Letterhead of Stonefield Josephson, Inc.]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         To the Board of Directors
         Mitek Systems, Inc.

         We consent to the use of our Independent Registered Public Accounting Firm's Report, dated January 13, 2005 covering the financial statements of Mitek Systems, Inc. for the year ended September 30, 2004 to be included in this registration statement on Form S-2 to be filed with the Commission on or about February 7, 2005.

         We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

         /s/ Stonefield Josephson, Inc.
         STONEFIELD JOSEPHSON, INC.
         CERTIFIED PUBLIC ACCOUNTANTS

         Santa Monica, California
         February 7, 2005